UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 24, 2009

Illumina, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30361	33-0804655
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9885 Towne Centre Drive, San Diego, California		92121-1975
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 202-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 24, 2009, Illumina, Inc. (the "Company") announced that its board of directors has approved a new stock repurchase program authorizing the Company to repurchase in the aggregate up to $75 million of its outstanding common stock through the end of calendar year 2009. This new program replaces the Company’s $120 million repurchase program announced on October 24, 2008, which was terminated after the repurchase of $70.7 million of common stock in 2008.

Under the new program, the Company may repurchase shares through a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. A Rule 10b5-1 trading plan generally allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or self-imposed blackout periods. The Company expects that repurchases will be funded from existing cash balances.

By an agreement dated August 24, 2009, the Company appointed Goldman, Sachs & Co. as its agent to effect repurchases pursuant to this new program of up to 1,500,000 shares of common stock. Under that agreement, the Company may repurchase shares in open-market transactions, as permitted under Rule 10b-18 of the Securities Exchange Act of 1934, or through privately negotiated transactions. There is no guarantee as to the exact number of shares that will be repurchased under the new repurchase program, and the Company may terminate the program at any time, subject to the restrictions of Rule 10b5-1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Illumina, Inc.

August 24, 2009	By:	/s/ Christian O. Henry

Name: Christian O. Henry
Title: Senior Vice President and Chief Financial Officer